Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

October 20, 2023

Allurion Technologies, Inc.

11 Huron Drive

Natick, MA 01760

Re:	Securities Registered under Registration Statement on Form S-1

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Allurion Technologies, Inc., a Delaware corporation (the “Company”), of the offer and resale from time to time of (i) up to 37,728,038 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), by certain of the selling stockholders listed in the Registration Statement under “Selling Stockholders” (the “Selling Stockholders”), consisting of (a) up to 37,300,374 shares of Common Stock held by such Selling Stockholders (the “Resale Shares”) and (b) up to 427,664 shares of Common Stock (“Rollover Warrant Shares”) issuable upon exercise of certain warrants to purchase shares of Common Stock held by certain of such Selling Stockholders (“Rollover Warrants”); and (ii) up to 18,759,838 shares of Common Stock (the “Public Warrant Shares” and, together with the Rollover Warrant Shares, the “Warrant Shares” ) issuable upon exercise of certain warrants to purchase shares of Common Stock held by certain of such Selling Stockholders (the “Public Warrants” and, together with the Rollover Warrants, the “Warrants”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.  The Resale Shares have been duly authorized and validly issued and are fully paid and nonassessable.

2.  The Warrant Shares have been duly authorized and, assuming they were issued today in accordance with the terms of the Warrants, would be validly issued, fully paid and nonassessable.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

Allurion Technologies, Inc.

October 20, 2023

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP